AMENDMent TO Investment advisory AGREEMENT

THIS AMENDMENT to the Investment Advisory Agreement (this “Amendment”) is entered into effective the 1st day of July, 2019 (“Amendment Effective Date”) by and between The Advisors’ Inner Circle Fund III (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and MetLife Investment Management, LLC (the “Adviser”), a limited liability company organized under the laws of Delaware with its principal place of business located at One MetLife Way, Whippany, NJ 0798.

WHEREAS, the Trust and the Logan Circle Partners, L.P. (“Logan Circle”) entered into an Investment Advisory Agreement dated as of the 15th day of September, 2017 (the “Effective Date”), pursuant to which the Adviser agreed to act as investment adviser to certain funds of the Trust as set forth in Schedule A of the Agreement (the “Agreement”);

WHEREAS, upon the consummation of the statutory merger (the “Transaction”) on or about July 1, 2019 of Logan Circle with and into its affiliate, MetLife Investment Advisors, LLC (“MLIA”), the current Agreement transfers to MLIA;

WHEREAS, the Transaction does not constitute an “assignment,” as defined in the 1940 Act or the Investment Advisers Act of 1940;

WHEREAS, upon the consummation of the statutory merger of Logan Circle into MLIA, MLIA will be renamed “MetLife Investment Management, LLC;” and

WHEREAS, the Trust and the Adviser desire to effectuate the following changes to the Agreement, more fully outlined herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1)	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2)	The Adviser. All references to “Logan Circle Partners, L.P.” in the Agreement are hereby deleted and replaced with “MetLife Investment Management, LLC.

3)	Section 7 – Representations, Warranties and Covenants. Sub-section (d) of Section 7 of the Agreement is hereby deleted in its entirety and replaced with the following:

(d) Use of the Name “MetLife Investment Management”. The Adviser has the right to use the name “MetLife Investment Management” in connection with its services to the Trust and that, subject to the terms set forth in Section 8 of this Agreement, the Trust shall have the right to use the name “MetLife Investment Management” in connection with the management and operation of the Funds. The Adviser is not aware of any threatened or existing actions, claims, litigation or proceedings that would adversely affect or prejudice the rights of the Adviser or the Trust to use the name “MetLife Investment Management

4)	Section 8 – The Name “Logan Circle Partners. Section 8 of the Agreement is hereby deleted in its entirety and replaced with the following:

8.	Service Mark License.

(a) Adviser grants to the Trust a nonexclusive, nontransferable license to the marks listed in Exhibit A to this Agreement with respect to the Trust and the Funds (each, a "Mark" and collectively, the "Marks") and under any relevant registrations the Adviser may obtain or may have obtained for the Marks, to use the Marks as part of the name of the Trust or the Funds, without the right to sublicense, subject to the terms and conditions herein.

(b) The Trust agrees that nothing in this Agreement shall give the Trust any right, title or interest in the Marks other than the right to use the Marks in accordance with this Agreement or as Adviser approves, and the Trust agrees that it will not attack the validity of the Marks or the title of the Adviser to the Marks.

(c) The Trust shall not use, apply for the registration of, or cause the filing of an application for the registration, anywhere in the world, of a service mark or trademark that is identical to or significantly and confusingly similar to either of the Marks.

(d) The Trust agrees that the nature and quality of all goods and/or services the Trust renders in connection with the Marks, as well as all advertising, labeling, promotional materials, publicity and other items, in any medium, with which the Trust uses the Marks, shall conform to all commercially acceptable standards for such good and/or services.

(e) The Trust agrees to cooperate with the Adviser in facilitating the Adviser's control of the nature and quality of all goods and/or services, advertising, promotional materials, publicity and other items with which the Trust and the Funds uses the Marks, to permit reasonable inspection of the Trust's operations upon prior written notice of such inspection (any such inspection to be at the sole expense of the Adviser, which shall take place during normal business hours of the Trust), and to supply the Adviser with specimens of the Trust's use of the Marks upon written request.

(f) The Trust agrees to use the Marks only in the form and manner and with appropriate legends as the Adviser prescribes from time to time, and not to use any other service mark or trademark in combination with the Marks without prior written approval of the Adviser. The Trust shall not create any new marks based on or derived from the Marks. Notwithstanding the foregoing, Exhibit B to this Amendment includes samples of formats featuring the Marks in combination with other marks that are hereby pre-approved by Adviser for use under this Agreement. The Trust may use the Marks in formats substantially similar to the samples in Exhibit B in connection with industry conferences, trust boards and regulatory purposes. For the purposes of this sub-section (f), (i) substantially similar means that the appearance of the Marks in Exhibit B remain the same and that the spacing between the Marks and third party marks remain in the same proportion, and (ii) changes to the formats presented in Exhibit B that only effect the appearance of third party marks are not considered substantial and do not require further approval from Adviser. To the extent the Trust desires to use the Marks in combination with other marks on materials that are not substantially similar to the formats in Exhibit B or wishes to the use the Marks in new formats or ways, the Trust shall submit to Advisor any material using the Marks for prior review and written approval (which approval shall be in Adviser's sole discretion).

(g) The Trust agrees to notify the Adviser of any unauthorized use of the Marks by others as it comes to the Trust's attention, within a commercially reasonable period of time after such discovery of the apparent unauthorized use. The Adviser shall have the sole discretion and right to bring infringement or unfair competition proceedings involving the Marks and any such infringement proceeding shall be solely at the Adviser's expense, provided however that Trust shall render all reasonable assistance in any such proceedings as determined in the Trust's sole discretion.

(h) In addition to any other basis for termination set forth herein, the Adviser shall have the right to terminate this license to use the Marks upon ninety days written notice to the Trust in the event of any affirmative act of insolvency by the Trust, or upon the appointment of any receiver or trustee to take possession of the properties of the Trust, or upon the consolidation, merger, or any sequestration by governmental authority of the Trust, or upon material breach of any of the material provisions of this Agreement by the Trust. Notice of any such termination shall be provided to the Trust in accordance with Section 12 of the Agreement.

(i) Upon termination of this Agreement, the Trust shall discontinue all use of the Marks in a commercially expedient manner, including use of the Marks as part of the name of the Trust and the Funds, and destroy all printed materials bearing the Marks (except to the extent that law or regulation requires the Trust not to destroy them). The Trust agrees that upon termination, all rights in the Marks and the goodwill connected therewith shall remain the property of the Adviser.

(j) The expiration of the Trust's right to use the Marks upon termination shall not entitle the Trust to compensation or damages of any description. Adviser shall provide the Trust notice of any such expiration of its rights to use the Marks, and shall provide Trust with reasonable assistance in the determination of any course of action required for the Trust and the Funds with respect to such expiration of the rights to use the Marks.

5)	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

6)	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

7)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Michael Beattie
Title:	President
Date:	7/1/19

METLIFE INVESTMENT MANAGEMENT, LLC

By:	/s/ Stephen J. Goulart
Title:	EVP
Date:	7/1/19

EXHIBIT A

MetLife Investment Management,

MetLife Core Plus Fund

MetLife Multi-Sector Fund

EXHIBIT B

[Redacted]